Exhibit 10.3

KEEP WELL AGREEMENT

This Agreement dated the 26th day of September, 2005 between Honda Motor Co., Ltd. as keep well provider (“HMC”) having an address at 1-1, Minami-Aoyama 2-chome, Minato-ku, Tokyo 107-8556, Japan and Honda Canada Finance Inc. (“HCFI”), a Canada corporation, having an address at 3650 Victoria Park Avenue, Suite 400, North York, Ontario M2H 3P7.

WHEREAS, HMC is the ultimate parent company of HCFI;

WHEREAS, HCFI incurs, from time to time, with the authorization of its Board of Directors, certain indebtedness for borrowed money, and HMC may, from time to time, confirm in writing that the benefits of this Agreement apply to such indebtedness (such indebtedness of HCFI as to which HMC has provided such a confirmation, collectively referred to as “Debt”); and

WHEREAS, to facilitate HCFI’s continued sale and/or incurrence of Debt, HMC and HCFI desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions herein contained, the parties hereto agree as follows:

1.	STOCK OWNERSHIP OF HCFI

At all times during the term of this Agreement, HMC shall own and hold, directly or indirectly, the legal title to and beneficial interest in, at least 80% of the issued and outstanding shares of stock of HCFI having the right to vote for the election of members of the Board of Directors of HCFI, and shall not (a) pledge, directly or indirectly, or in any way encumber or otherwise dispose of any such shares of stock of HCFI or (b) permit any of HMC’s subsidiaries to do so; provided, however, that nothing in this Clause shall prevent HMC or any of its subsidiaries from transferring any such shares to HMC or one or more direct or indirect wholly owned subsidiaries of HMC.

2.	MAINTENANCE OF NET WORTH

On the last day of each of HCFI’s fiscal years during the term of this Agreement, HMC agrees that it shall cause HCFI to have a positive consolidated tangible net worth. For the purposes of this Agreement, “tangible net worth” means (a) the shareholders’ equity less (b) any intangible assets, each as determined in accordance with the generally accepted accounting principles in Canada, as in effect from time to time.

3.	MAINTENANCE OF LIQUIDITY

(a) At all times during the term of this Agreement, HMC shall ensure that HCFI has sufficient liquidity and funds to meet its payment obligations under any Debt of HCFI in accordance with its terms, or where necessary, HMC will make available to HCFI, or HMC shall procure for HCFI, sufficient funds to enable HCFI to meet such payment obligations in accordance with such terms.

(b) HCFI will use the funds made available to it by HMC in respect of its obligations pursuant to Clause 3(a) solely for the fulfillment of its payment obligations in respect of Debt. Any claims of HMC arising from any provisions of funds to HCFI by HMC pursuant to Clause 3(a) shall be subordinated to the claims of all holders of Debt with respect to such Debt, whether or not such claims exist at the time such funds are made available to HCFI, and HMC will not demand payment of such claims of HCFI unless and until all outstanding Debt has been paid in full.

The term “holder”, as used in this Agreement with respect to any Debt, shall include, in addition to any person, firm, corporation or other entity to which such Debt is owed, any trustee or other authorized representative appointed by and acting on behalf of such person, firm, corporation or other entity with respect thereto.

4.	TERM, MODIFICATION, AMENDMENT AND TERMINATION

(a) Subject to Clause 4(c) below, this Agreement may be terminated by either party hereto upon giving to the other party 30 days’ prior written notice, with a copy thereof to each Rating Agency (as defined below) rating any such Debt, if any.

(b) Subject to Clause 4(c) below, this Agreement may be modified or amended only by the written agreement of the parties hereto and upon 30 days’ prior written notice to each Rating Agency rating any such Debt, if any, accompanied by a copy of the form of amendment.

(c) Notwithstanding any other provisions of this Agreement, no termination or modification of, or amendment to, this Agreement shall be effective with respect to any Debt outstanding at the time that written notice of such termination, modification or amendment is delivered to each Rating Agency in accordance with Clause 4(a) or 4(b) above, as the case may be, unless (i) such termination, modification or amendment is permitted under the documentation governing such Debt, (ii) each affected holder of such Debt (or, in the case of Debt issued or incurred pursuant to documentation that permits this Agreement to be terminated, modified or amended with the consent of less than all of the holders of such Debt, the requisite holders of such Debt) otherwise consent(s) in writing, or (iii) with respect to Debt that is rated by one or more Rating Agencies, each such Rating Agency confirms in writing that the rating assigned to such Debt by such Rating Agency will not be withdrawn or reduced by reason thereof.

(d) For purposes of this Agreement and with respect to any Debt, “Rating Agency” shall mean any rating agency that (i) has been requested by HMC or HCFI to issue a rating in respect of such Debt, (ii) has issued such a rating and such rating remains in effect at the time of the termination, modification or amendment referred to in this Clause 4, and (iii) has been specifically referred to as a rating agency in documentation in effect at the time of the termination, modification or amendment relating to the relevant Debt (each such rating agency, a “Rating Agency”).

5.	NOT A GUARANTEE

This Agreement is not, and nothing herein contained and nothing done pursuant hereto by HMC shall be deemed to constitute, a guarantee by HMC of the payment of any Debt or other obligation, indebtedness or liability of any kind or character whatsoever of HCFI.

6.	ENFORCEABILITY

(a) Subject to Clause 6(b) below, this Agreement shall not be enforceable against HMC by anyone other than (i) HCFI, or (ii) if any case is commenced under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding Up and Restructuring Act (Canada) (in each case, as amended from time to time, and collectively, the “Insolvency Statutes”) by or against HCFI, the debtor in possession or any trustee (a “Trustee”), receiver/receiver and manager or interim receiver ( collectively, the “Receiver”) appointed thereunder. In the event of (1) a breach by HMC in performing a provision of this Agreement and (2) the insolvency of HCFI while any Debt is outstanding, the remedies of a Holder of Debt shall include the right, if no proceeding in respect of HCFI has already been commenced under any Insolvency Statute, to file an application in respect of HCFI for the appointment of a Trustee or Receiver by any court having jurisdiction over such proceeding in order to pursue HCFI’s rights under this Agreement against HMC.

(b) Notwithstanding Clause 6(a) above, HMC and HCFI accept and agree that all holders of outstanding Debt (“Benefited Holders”) may (i) demand in writing that HCFI enforce its rights under this Agreement and (ii) proceed directly against HMC to enforce compliance by HMC with its obligations under this Agreement if HCFI fails or refuses to take action to enforce its rights under this Agreement within 30 days following HCFI’s receipt of demand for such enforcement by such holder.

7.	SUCCESSORS; BENEFICIARIES

This Agreement shall be binding upon the parties hereto and upon their respective successors and assigns. Except to the extent provided in Clause 3(b), Clause 4(c) and Clause 6 above with respect to Benefited Holders, this Agreement shall not confer or be deemed to confer upon any other person, firm, corporation or other entity any benefits, rights or remedies.

8.	JURISDICTION

Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan in New York City, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Nothing herein shall affect the right of either party to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in any such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

9.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with such laws of the State of New York, without regard to principles of conflicts of law that would result in the application of the law of any other jurisdiction.

10.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which shall be deemed an original.

HONDA MOTOR CO., LTD.

By:	/s/ Saloshi Aoki
Name:	Saloshi Aoki
Title:	Executive Vice President and Representative Director

HONDA CANADA FINANCE INC.

By:	/s/ Yuetsu Sato
Name:	Yuetsu Sato
Title:	President

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